EXHIBIT 16

March 11, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Educational Development Corporation’s Form 8-K/A dated February 22, 2005, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and with all statements made in the second and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or with any of the statements made in the third paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP